Exhibit 99.1

Company Contact: Joseph Dwyer AXS-One Inc. jdwyer@axsone.com (201) 935-3400	IR Contact: Brett Maas or Matthew Hayden Hayden Communications brett@haydenir.com (646) 536-7331

AXS-One Reports Financial Results
For First Quarter of 2007

RUTHERFORD, N.J., April 26, 2007 / PRNewswire-FirstCall / — AXS-One Inc. (AMEX: AXO ), a leading provider of high performance Records Compliance Management (RCM) software solutions, today announced its financial results for the first quarter ended March 31, 2007.

Highlights from the First Quarter include:

•	Third best quarter for new RCM license revenue in the company’s history.

•	An increase in new license revenue of 343 percent, compared to the first quarter of 2006 and 157 percent improvement over Q406 RCM license revenue.

•	Compelling series of customer and partner wins around the world, across a wide cross section of industries, including utilities, manufacturing, banking, litigation support, transportation, education, oil and retail.

•	Significant progress with the Company’s channel strategy, including further evidence of the successful partnership with Sun Microsystems: new license wins were reported through Sun Microsystems’ Compliance and Content Management Solution with a railroad, an oil company, a European banking organization and a regional Asia-Pacific utility company.

•	Additional license revenue from a number of existing customers, confirming steady expansion of AXS-One footprint within installed accounts.

•	Announcement of a hosted offering, featuring EDS as the company’s infrastructure provider.

•	Lotus Advisor Editors’ Choice Award for Compliance for the third consecutive year.

License revenues from for the first quarter increased 343 percent to $1.8 million from $0.4 million in the first quarter of 2006, and increased 157 percent when compared with the $0.7 million for the fourth quarter of 2006. Total revenues for the first quarter were $3.7 million, an increase of $1.4 million from the first quarter 2006 revenues of $2.3 million.

Total operating expenses for the quarter were $6.5 million, a decrease of 14.2 percent compared to the first quarter of 2006. The net loss from continuing operations was $2.7 million for the first quarter, down from a loss of $5.3 million in the first quarter of last year. The Company reported a net loss after discontinued operations of $2.7 million for the first quarter, or $(0.08) per diluted share compared to a net loss of $2.7 million in the first quarter of last year, or $(0.08) per diluted share.

‘‘I am delighted to report a strong start to 2007,’’ said Bill Lyons, CEO of AXS-One. ‘‘The significant increase in license revenue we have reported confirms our sales traction and channel strategy. As I reported last quarter, changes in the U.S. regulatory environment are altering how corporations deal with their regulatory responsibilities and growing e-discovery challenges. We believe we are already seeing the positive impact of a market in transition reflected in our ability to close business. I remain confident that enhancements we have made to our technology and the changes we have executed throughout our organization will enable us to continue to increase our win rate and take advantage of a growing market opportunity throughout 2007.’’

The Company had $4.7 million in cash and equivalents at March 31, 2007 compared to the $7.5 million reported at December 31, 2006. As of March 31, 2007, the Company was not in compliance with one of the financial covenants in its line of credit and is currently in discussions with its lender to revise this covenant.

As a result of AXS-One’s sale of its Enterprise Financials line of business at the end of October 2006, the financial statements classify the Enterprise Financials product line as a discontinued operation and, unless specified, amounts reflect only the RCM product line.

Mr. Lyons concluded, ‘‘As expected, we saw significant sales traction in the first quarter and believe this demonstrates a material shift in the market dynamics and also validates the core AXS-One value position. Corporations around the world, in almost every industry, are recognizing the importance of managing their electronically stored information in today’s litigious society. AXS-One has the most scalable and high-performance RCM solutions with the best total cost of ownership available today, with motivated, proven, high-profile partners behind us. We expect the new Federal Rules of Civil Procedure (FRCP) to generate additional interest among U.S. corporations and AXS-One is prepared to meat this increased demand.’’

Conference call information

Management will conduct a conference call to discuss these results at 5 p.m. Eastern time on April 26, 2007. Interested parties can participate in the call by dialing (number here) or can access the webcast at www.axsone.com/investors_events.shtml. The webcast will be archived for 30 days following the call. Interested parties may submit questions during the conference call by e-mail to IR@axsone.com. Interested parties may listen to the call via a live webcast that will be available via the company website www.axsone.com/investors_events.shtml. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, ‘‘Access Tomorrow Today,’’ and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, ‘‘The Records Compliance Management Company’’ and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; the failure to successfully negotiate a waiver or amendment of existing loan agreement covenants; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s most current Form 10-K and other Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
License fees	$1,796	$405
Services	1,898	1,907
Total revenues	3,694	2,312
Operating expenses:
Cost of license fees	121	268
Cost of services	1,371	1,854
Sales and marketing	2,122	2,611
Research and development	1,662	1,655
General and administrative	1,194	1,155
Total operating expenses	6,470	7,543
Operating loss	(2,776)	(5,231)
Other income (expense):
Interest income	69	84
Interest expense	(31)	(27)
Other income (expense), net	77	(84)
Total other income (expense), net	115	(27)
Loss before income taxes	(2,661)	(5,258)
Income tax benefit	—	—
Loss from continuing operations	(2,661)	(5,258)
Income from discontinued operations:
Income from discontinued operations net of tax provision of $ – for all periods	—	2,512
Net loss	$(2,661)	$(2,746)
Basic & diluted net income (loss) per common share:
Loss from continuing operations	$(0.08)	$(0.15)
Income from discontinued operations	—	0.07
Net loss	$(0.08)	$(0.08)
Weighted average basic & diluted common shares outstanding	34,735	34,247

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,693	$7,492
Accounts receivable, net of allowance for doubtful accounts	2,596	2,258
Prepaid expenses and other current assets	931	1,262
Total current assets	8,220	11,012
Equipment and leasehold improvements, net of accumulated depreciation	412	419
Other assets	289	102
Total assets	$8,921	$11,533
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank debt	$1,000	$—
Accounts payable and accrued expenses	4,105	4,503
Deferred revenue	2,669	2,594
Liabilities from discontinued operations	78	981
Total current liabilities	7,852	8,078
Long-term deferred revenue	41	44
Stockholders’ equity	1,028	3,411
Total liabilities and stockholders’ equity	$8,921	$11,533

The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.